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                    ADDENDUM TO INVESTMENT ADVISORY AGREEMENT


                               Fixed Income SHares
                           1345 Avenue of the Americas
                            New York, New York 10105

                                  April 2, 2004

PIMCO Advisors Fund Management LLC
1345 Avenue of the Americas
New York, New York 10105


         RE: FISH: Series R

Ladies and Gentlemen:

         This will confirm the agreement between the undersigned (the "Trust") and PIMCO Advisors Fund Management LLC (the "Adviser") as follows:

         1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. FISH: Series R (the "New Fund") is a separate investment portfolio of the Trust.

         2. The Trust and the Adviser have entered into a Novation Agreement dated February 26, 2002, pursuant to which the Adviser agreed to assume the duties of Allianz Dresdner Asset Management of America L.P. (the "Prior Adviser") under an Investment Advisory Agreement dated March 16, 2000 (as novated and further amended from time to time, the "Agreement") between the Prior Adviser and the Trust, to provide investment advisory and other services specified in the Agreement, and the Adviser has accepted such employment.

         3. As provided in paragraph 1 of the Agreement, the Trust hereby appoints the Adviser to serve as Investment Adviser with respect to the New Fund, and the Adviser accepts such appointment, the terms and conditions of such employment to be governed by the Agreement, which is hereby incorporated herein by reference.

         4. The Adviser shall receive no investment advisory or other fee from the Trust for the services provided on behalf of the New Fund under this Addendum and the Agreement.

         5. This Addendum and the Agreement shall take effect with respect to the New Fund as of the date hereof, and shall remain in effect, unless sooner terminated as provided in the Agreement and herein, with respect to the New Fund for a period of two years following such date.

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This Addendum and the Agreement shall continue thereafter on an annual basis with respect to the New Fund provided that such continuance is specifically approved at least annually (a) by vote of a majority of the Board of Trustees of the Trust, or (b) by vote of a majority of the outstanding voting shares of the New Fund, and provided continuance is also approved by vote of a majority of the Board of Trustees of the Trust who are not parties to this Addendum or the Agreement or "interested persons" (as defined in the 1940 Act) of the Trust, or the Adviser, cast in person at a meeting called for the purpose of voting on such approval. This Addendum and the Agreement may not be materially amended with respect to the New Fund without a majority vote of the outstanding voting shares (as defined in the 1940 Act) of the New Fund.

         However, any approval of this Addendum and the Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of the New Fund shall be effective to continue the Addendum and the Agreement with respect to the New Fund notwithstanding (a) that this Addendum and the Agreement have not been approved by the holders of a majority of the outstanding shares of any other investment portfolio of the Trust or (b) that this Addendum and the Agreement have not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The Agreement will terminate automatically with respect to the services provided by the Adviser in the event of its assignment, as that term in defined in the 1940 Act, by the Adviser.

         This Addendum and the Agreement may be terminated:

                  (a) by the Trust at any time with respect to the services provided by the Adviser, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of the Trust or, with respect to the New Fund, by vote of a majority of the outstanding voting shares of the New Fund, on 60 days' written notice to the Adviser, or by a vote of a majority of the Trustees of the Trust who are not "interested persons" (as such term is defined in the 1940 Act) of the Trust; or

                  (b) by the Adviser at any time, without the payment of any penalty, upon 60 days' written notice to the Trust.





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         If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                             Very truly yours,

                                             Fixed Income SHares



                                             By:  /s/ Lawrence G. Altadonna
                                                --------------------------------
                                             Title: Treasurer



ACCEPTED:

PIMCO Advisors Fund Management LLC



By:  /s/ Brian S. Shlissel
    ---------------------------
Title: Executive Vice President



                                     Notice
                                     ------

         The Trust's Agreement and Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. This Addendum is executed on behalf of the New Fund by an officer of the Trust as an officer and not individually, and the obligations imposed upon the Trust by this Addendum are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the New Fund.








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